EXHIBIT 23.1

Consent of Independent Auditors
The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We have issued our report dated April 13, 2015, with respect to the Statement of Revenues and Certain Expenses of the Gatsby Portfolio for the year ended December 31, 2014 which appear in this Current Report on Form 8-K/A of Kennedy-Wilson Holdings, Inc. dated April 13, 2015. We hereby consent to the incorporation by reference of said report in the registration statements of Kennedy-Wilson Holdings, Inc. on Forms S-3 (No. 333-174742, No. 333-175002, No.333-175559, No. 333-184752, and No. 333-192059), Forms S-8 (No. 333-164928, No. 333-182269 and No. 333-197492), Form S-1 (No. 333-164926) and Form S-4 (No. 333-186690).

/s/ Grant Thornton
Dublin, Ireland
April 13, 2015